EXHIBIT 23.01

BARBIER FRINAULT & AUTRES	DELOITTE & ASSOCIES
Commissaire aux Comptes
ERNST & YOUNG	Membres de la Compagnie de Versailles
Commissaire aux Comptes	185, avenue Charles de Gaulle
Membres de la Compagnie de Versailles	BP 136
41, rue Ybry	92203 Neuilly-sur-Seine Cedex
92576 Neuilly-sur-Seine Cedex

Consent of Independent Registered Public Accounting Firms

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, for 348,255 ordinary shares, (nominal value Euro 2 per share) pertaining to the Suez 2004 Annual Stock Option Grant, of our report dated June 22, 2004, appearing in the Annual Report on Form 20-F of Suez for the year ended December 31, 2003, File No. 001-15232, filed on June 28, 2004.

Neuilly-sur-Seine, May 18, 2005

Christian Chochon	Jean-Paul Picard
/s/ Christian Chochon	/s/ Jean-Paul Picard

BARBIER FRINAULT & AUTRES	DELOITTE & ASSOCIES
ERNST & YOUNG	Jean-Paul Picard
Christian Chochon

Exh. 23.01 -1